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                                   Exhibit 12

CHESAPEAKE ENERGY CORPORATION
RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS (dollars in 000's)


                                             Year      Six Months      Year          Year         Year          Year          Year
                                            Ended        Ended        Ended        Ended         Ended         Ended         Ended
                                           June 30,     Dec. 31,     Dec. 31,      Dec. 31,     Dec. 31,      Dec. 31,      Dec. 31,
                                             1997         1997         1998          1999         2000          2001          2002
                                         -------------------------------------------------------------------------------------------
Income before income taxes and
 extraordinary item                      $ (180,330)  $  (31,574)   $ (920,520)    $  35,030    $  196,162   $  438,365   $   67,140
Interest                                     18,550       17,448        68,249        81,052        86,256       98,321      111,280
Amortization of capitalized interest          8,772        4,386        12,240         1,047         1,226        1,784        1,804
Bond discount amortization (a)                   -            -             -             -             -            -            -
Loan cost amortization                        1,455          794         2,516         3,338         3,669        4,022        4,962
                                         -------------------------------------------------------------------------------------------
Earnings                                 $ (151,553)  $   (8,946)   $ (837,515)    $ 120,467    $  287,313   $  542,492   $  185,186
                                         ===========================================================================================

Interest expense                         $   18,550   $   17,448    $   68,249     $  81,052    $   86,256   $   98,321   $  111,280
Capitalized interest
                                             12,935        5,087         6,470         3,356         2,452        4,719        4,976
Bond discount amortization (a)                   -            -             -             -             -            -            -
Loan cost amortization                        1,455          794         2,516         3,338         3,669        4,022        4,962
                                         -------------------------------------------------------------------------------------------
Fixed Charges                            $   32,940   $   23,329    $   77,235     $  87,746     $  92,377   $  107,062   $  121,218
                                         ===========================================================================================

Preferred Stock Dividends
 Preferred Dividend Requirements         $       -    $       -     $   12,077     $  16,711     $   8,484   $    2,050   $   10,117
 Ratio of income before provision for
  taxes to Net Income (b)                        -            -            N/A          1.05           N/A         1.66         1.67
                                         -------------------------------------------------------------------------------------------
Subtotal - Preferred                     $       -    $       -     $   12,077     $  17,597     $   8,484   $    3,411   $   16,861
Dividends

Combined Fixed Charges and Preferred
 Dividends                               $  32,940    $  23,329     $   89,312     $  105,343    $  100,861  $  110,473   $  138,079

Ratio of Earnings to Fixed Charges              -            -              -             1.4           3.1         5.1          1.5
 Insufficient coverage                   $ 184,493    $  32,275     $  914,750     $       -     $       -   $       -    $       -

Ratio of Earnings to Combined Fixed
 Charges and Preferred Dividends                -            -              -             1.1           2.8         4.9          1.3
 Insufficient coverage                   $ 184,493    $  32,275     $  926,827     $       -     $       -   $       -    $       -

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(a)  Bond discount excluded since its included in interest expense
(b) Represents income (loss) before income taxes and extraordinary item divided by income (loss) before extraordinary item, which adjusts dividends on preferred stock to a pre-tax basis.

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